FORM NO. 7a **Registration No. 45834**

BERMUDA

CERTIFICATE OF DEPOSIT OF MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital

Of

Third Point Reinsurance Ltd.

was delivered to the Registrar of Companies on the **5th** day of **December 2011** in accordance with section 45(3) of ***the Companies Act 1981*** ("the Act").

Given under my hand and Seal of the REGISTRAR OF COMPANIES this **13th** day of **December 2011**

for **Registrar of Companies**

Capital prior to increase:	US	$1.00
Amount of increase:	US	$14,999,999.00
Present Capital:	US	$15,000,000.00